                                                                  Exhibit (9)(a)


                             THE ARCH FUND(R), INC.
                            ADMINISTRATION AGREEMENT
                            ------------------------


               AGREEMENT dated October 1, 1993 between THE ARCH FUND, INC., a Maryland corporation (the "Company") and The Winsbury Service Corporation, an Ohio corporation (the "Administrator").

               WHEREAS, the Company is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

               WHEREAS, the Company desires to retain the Administrator to provide certain administration and certain accounting services for each class of shares of common stock ("shares") in each of the Company's investment portfolios (individually, a "Portfolio," collectively, the "Portfolios") as listed on Appendix A (as such Appendix A may, from time to time, be supplemented or amended) and the Administrator is willing to furnish such administration and such accounting services;

               NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, it is agreed between the parties hereto as follows:

               1. APPOINTMENT OF ADMINISTRATOR. The Company hereby appoints the Administrator to provide administration and accounting services, for each class of shares in each of the Company's Portfolios on the terms and for the period set forth in this Agreement. The Administrator accepts such respective appointments and agrees to perform the services and duties set forth in Section 3 below in return for the compensation provided in Section 5 below. In the event that the Company establishes additional classes or investment portfolios other than those listed on Appendix A with respect to which it desires to retain the Administrator to act as administrator and fund accountant hereunder, the Company shall notify the Administrator, whereupon such Appendix A shall be supplemented (or amended) and such portfolio shall become a Portfolio hereunder and shall be subject to the provisions of this Agreement to the same extent as the Portfolios (except to the extent that said provisions, including the compensation payable on behalf of such new Portfolio, may be modified in wreathing by the Company and Administrator at the time).

               2. DELIVERY OF DOCUMENTS. The Company has furnished the Administrator with copies, properly certified or authenticated, of each of the following documents and will deliver to it all future amendments and supplements, if any:




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                  a. The Company's Articles of Incorporation, filed with the
Secretary of State of the State of Maryland on September 9, 1982, as amended and supplemented (the "Charter");

                  b. The Company's By-Laws, as amended ("By- Laws");

                  c. Resolutions of the Company's Board of Directors authorizing the execution and delivery of this Agreement;

                  d. The Company's most recent amendment to its Registration Statement under the Securities Act of 1933, as amended, and under the 1940 Act on Form N-1A as filed with the Securities and Exchange Commission (the "Commission") on April 30, 1993 relating to its Portfolios (the Registration Statement, as presently in effect and as amended or supplemented from time to time, is herein called the "Registration Statement");

                  e. The Company's most recent Prospectuses and Statements of Additional Information and all amendments and supplements thereto (such Prospectuses and Statements of Additional Information and supplements thereto, as presently in effect and as from time to time amended and supplemented, are herein called the "Prospectuses");

                  f. The Company's Amended and Restated Administrative Services Plans for Trust shares, Institutional shares or Investor shares, respectively (non 12b-1 Plans), and related forms of Servicing Agreements and the Distribution and Services Plan for Investor shares (Rule 12b-1 Plan) and related Servicing Agreements;

                  g. The following agreements of the Company: the Amended and Restated Advisory Agreement with Mississippi Valley Advisors Inc. dated April 1, 1991, as amended as of September 27, 1991, as of April 1, 1992, and as of April 1, 1993 (the "Advisory Agreement"); the Transfer Agency Agreement with The Winsbury Service Corporation dated October ___, 1993; the Distribution Agreement with The Winsbury Company Limited Partnership dated October ___, 1993; and the Custodian Agreement with Mercantile Bank of St. Louis National Association dated as of April 1, 1992, as amended as of April 1, 1993;

                  h. The Company agrees to provide (i) a copy of the Company's current Articles Supplementary to its Charter as filed with the State Department of Assessments and Taxation of Maryland on May 25, 1993 as to the number of shares authorized in each Portfolio and any class (Special Series) thereto, and
(ii) a certificate as to the number of issued and outstanding shares of each such Portfolio and class thereto, such certificate to be

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certified by the Company's former transfer agent (PFPC Inc.) as of the close of business on May 31, 1993; and

                  i. Before entering into a transaction regulated by the Commodity Futures Trading Commission ("CFTC"), a copy of either (i) a filed notice of eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(s)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the CFTC, or (ii) a letter which has been granted the Company by the CFTC which states that the Company will not be treated as a "pool" as defined in Section 4.10(d) of the CFTC's General Regulations, or (iii) a letter which has been granted the Company by the CFTC which states that the CFTC will not take any enforcement action if the Company does not register as a "commodity pool operator."

               3. SERVICES AND DUTIES. The Administrator enters into the following covenants with respect to its administration and accounting services and duties:

                  a. Subject to the supervision and control of the Company's Board of Directors, the Administrator shall assist in supervising all aspects of the Portfolios' operations, other than those services performed by the Company's investment adviser pursuant to the Advisory Agreement, the custodian pursuant to the Company's Custodian Agreement, the distributor pursuant to the Company's Distribution Agreement and the transfer agent pursuant to the Company's Transfer Agency Agreement, each as amended from time to time. In this regard, the Administrator's responsibilities include:

                     (1) Providing personnel and supervising an office facility (which may be in the offices of the Administrator or an affiliate but shall be in such location as the Company shall reasonably determine) to receive purchase, exchange and redemption orders via the Company's toll-free telephone lines (pursuant to the Administrator's procedures which the Administrator represents are designed to provide reasonable assurance that instructions by telephone are genuine and to prevent losses due to unauthorized or fraudulent telephone instructions) and transmitting such requests to the Company's transfer agent as promptly as is practicable;

                     (2) Providing information and distributing written communications concerning the Portfolios to their shareholders of record, and assisting in handling shareholder problems and calls:

                     (3) Supervising the services of individuals ("shareholder representatives") provided by the

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         Administrator whose principal responsibility and function shall be to preserve and strengthen the Company's relationships with its shareholders;

                     (4) Monitoring the Company's arrangements with respect to services provided by certain institutional shareholders ("Service Organizations") under its Amended and Restated Administrative Services Plans for Trust shares, Institutional shares or Investor shares, respectively, and its Distribution and Services Plan for Investor shares, including monitoring and reviewing the services rendered by Service Organizations to their customers who are the record or beneficial owners of such shares, pursuant to agreements between the Company and such Service Organizations ("Servicing Agreements"); monitoring the distributor's operations under the Distribution and Services Plan and related distribution services agreements between the distributor and broker-dealers which provide services primarily intended to result in the sale of Investor shares pursuant to the Distribution and Services Plan (the "Distribution Services Agreements"); reviewing the qualifications of Service Organizations or broker-dealer organizations wishing to enter into Servicing Agreements with the Company or Distribution Services Agreements with the distributor; assisting in the execution and delivery of Servicing Agreements and Distribution Services Agreements; reporting to the Company's Board of Directors with respect to the amounts paid or payable by the Company from time to time under the Plans and the nature of the services pursuant to the Services Agreements or Distribution Services Agreement and maintaining appropriate records in connection with such duties; and

                    (5) Mailing all communications by the Company to its shareholders or to their authorized representatives, including
          (but not limited to) reports to shareholders, dividend and distribution notices, and proxy material for its meetings of shareholders. The Administrator will receive and tabulate the proxy cards for the meetings of shareholders.

               b. The Administrator shall furnish statistical and research data, clerical and certain bookkeeping services and stationery and office supplies; participate to the extent requested by the Company and its counsel in the periodic updating of the Company's Registration Statement; compile data for and prepare for execution and filing by the Company all of the Company's federal and state tax returns and required tax filings other than those required to be made by the Company's custodian or transfer agent; prepare the Company's compliance filings pursuant to state securities laws and reports to shareholders of record and the Commission with the assistance of counsel to the

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Company (e.g., Annual and Semi-Annual Reports to Shareholders and Annual and
Semi-Annual Reports on Form N-SAR or any replacement form therefor), it being understood that the preparation of timely Notices pursuant to Rule 24f-2 shall be performed with the assistance and advice of the Company's counsel and filed with the Commission by the Company's Secretary; file with the Commission and other federal and state agencies, reports and documents including, without limitation, Annual and Semi-Annual Reports to Shareholders, Annual and Semi-Annual Reports on Form N-SAR, and federal and state tax returns and required tax filings other than those required to be filed by the Company's custodian or transfer agent; and generally assist in all aspects of the operations of the Portfolios.

                  c. The Administrator, after consultation with the distributor and counsel for the Company, shall determine the jurisdictions in which the Company's shares shall be registered or qualified for sale. The Administrator shall be responsible for maintaining the registration or qualification of shares for sale under the securities laws of any state and for preparing compliance filings pursuant to state securities laws with the advice of the Company's counsel. Payment of share registration fees and any fees for qualifying or continuing the qualification of the Company or any Portfolio as a dealer or broker shall be made by the Company or Portfolio involved.

                  d. The Administrator shall monitor, and assist in developing compliance procedures for each of the classes of the Company's Portfolios, which will include without limitation, procedures to monitor compliance with each Portfolio's investment objective, policies and limitations, tax matters, and applicable laws and regulations.

                  e. The Administrator shall assist in monitoring of regulatory and legislative developments which may affect the Company; assist in counseling the Company with respect to regulatory examinations or investigations of the Company; and work with the Company's counsel in connection with regulatory matters or litigation.

                  f. The Administrator agrees to keep and maintain the financial accounts and records, journals, ledgers and schedules for each Portfolio (other than those maintained by the Company's custodian and its transfer agent), including calculation of daily expense accruals; to perform the fund accounting duties as listed on Appendix B (as such Appendix may be, from time to time, amended or supplemented); and to install and maintain a system of internal controls appropriate for entities of the size and complexity of each Portfolio, and to provide reports, financial statements and other statistical data as requested from time to time by the Company. The Administrator shall, together with the Company's Treasurer or Assistant

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Treasurer, act as liaison with the Company's independent auditors and shall provide account analyses, fiscal-year summaries and other audit related schedules. The Administrator shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such auditors for the expression of their opinion, as such may be required by the Company from time to time.

                  g. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company's request. The Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under said Act.

                  h. If the expenses borne by any Portfolio in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which the Portfolio's shares are registered or qualified for sale to the public, the Administrator agrees to reimburse such Portfolio for a portion of any such excess expense in an amount equal to the proportion that the administration fees otherwise payable by the Portfolio to the Administrator bears to the total amount of the investment advisory and administration fees otherwise payable by the Portfolio. The expense reimbursement obligation of the Administrator is limited to the amount of its fees hereunder for such fiscal year, PROVIDED, HOWEVER, that notwithstanding the foregoing, the Administrator shall reimburse such Portfolio for a portion of any such excess expenses in an amount equal to the proportion that the fees otherwise payable to the Administrator bear to the total amount of investment advisory and administration fees otherwise payable by the Portfolio regardless of the amount of fees paid to the Administrator during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Portfolio so require. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

                  i. In the event of equipment failures beyond the Administrator's control, the Administrator shall, at no additional expense to the Company and its Portfolios, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

                  j. In performing all of its services and duties as administrator, the Administrator will act in conformity with

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the Charter, By-Laws, Prospectuses and resolutions and other instructions of the
Company's Board of Directors and will comply with the requirements of the 1940 Act and other applicable federal or state law.

               k. The Administrator may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that the Administrator shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and provided further, that the Administrator shall be responsible to the extent provided in Section 7 below, for all acts of such subcontractor as is such acts were its own.

               l. Communication with Shareholders.

                  (a) COMMUNICATIONS TO SHAREHOLDERS. The Administrator agrees to address and mail all communications by the Company to shareholders or their authorized representatives, including reports to shareholders, dividend and distribution notices and proxy material for its meetings of Shareholders. The Administrator agrees to receive and tabulate the proxy cards for the meetings of the shareholders.

                  (b) CORRESPONDENCE. The Administrator agrees to answer such correspondence from shareholders, securities brokers and others relating to its duties hereunder or those duties of the Company's transfer agent and such other correspondence as may from time to time be mutually agreed upon between the Administrator and the Company.

          4. REPORTS. The Administrator will furnish to the Company and to its properly authorized auditors, investment advisers, custodians, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports described in Section 3, paragraph f above and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by the Administrator, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than 60 days from the receipt of audited financial statements thereof. In the event that errors or discrepancies in the Company's financial records, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within such 60-day period, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Company and any other recipient, and Winsbury shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such

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errors and discrepancies within a reasonable time after requested to do so by the Company. Subject to the foregoing, the investment adviser to the Company (the "Adviser") will promptly review the report identified in Section 2(h)(ii) of Appendix B to this Agreement and to report any errors or discrepancies therein within a reasonable time after the receipt of such report, to the Administrator. The Administrator will perform reasonable corrections of any errors or discrepancies that are identified by the Adviser within a reasonable time following its receipt of such information from the Adviser or the Company.

               5. EXPENSES ASSUMED AS ADMINISTRATOR. The Administrator will bear all expenses incurred by it in performing its services and duties as administrator, except as otherwise expressly provided herein. Other expenses to be incurred in the operation of the Portfolios, including taxes, interest, brokerage fees and commissions, if any, salaries and fees of officers and directors who are not officers, directors, shareholders or employees of the Administrator, or the Company's investment adviser or distributor for the Portfolios, Commission fees and state Blue Sky qualification and renewal fees, advisory and administration fees, costs and related out-of-pocket expenses incurred in connection with obtaining pricing information, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, outside auditing and legal expenses, costs of maintaining corporate existence, typesetting and printing of prospectuses for regulatory purposes and for distribution to current shareholders of the Portfolios, costs of shareholders' reports and corporate meetings and any extraordinary expenses, will be borne by the Company, PROVIDED, HOWEVER, that the Company will not bear, directly or indirectly the cost of any activity which is primarily intended to result in the sale of shares of the Portfolios otherwise than pursuant to its Distribution and Services Plan.

               6. COMPENSATION.

                  a. For the services provided and the expenses assumed as Administrator pursuant to Section 4 above, the Company will pay to the Administrator, as agent for itself, a monthly fee (in arrears) on the first business day of each month at the annual rate of .20% of the average daily net assets of each Portfolio. Net asset value shall be computed at least every business day. The fee for the period from the day of the month in which this Agreement becomes effective until the end of that month shall be prorated according to the proposition which such period bears to the full monthly period. Upon any termination of this Agreement with respect to any Portfolio before the end of any month, the fee payable for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of such termination. The fee attributable to each Portfolio

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shall be the several (and not joint or joint and several) obligation of each
Portfolio.

                  b. For the purpose of determining fees payable to the Administrator for administration and accounting services, the value of each Portfolio's net assets shall be computed as required by its Prospectuses, generally accepted accounting principles and resolutions of the Company's Board of Directors.

                  c. The Administrator will from time to time employ or associate with itself such person or persons as it may believe to be fitted to assist it in the performance of this Agreement. Such person or persons may be officers and employees who are employed by both the Company and the Administrator. The compensation of such person or persons shall be paid by the Administrator, and no obligation shall be incurred on behalf of the Company in such respect.


               7. PROPRIETARY AND CONFIDENTIAL INFORMATION. The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and its Portfolios and prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of their responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.


               8. LIMITATIONS OF LIABILITY. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of the Administrator, who may be or become an officer, employee or agent of the Company, shall be deemed, when rendering services to the Company or acting on any business of the Company (other than services or business in connection with the Administrator's duties as administrator hereunder) to be rendering such services to or acting solely for the Company and not as an officer, director, employee or agent or one under the control or direction of the Administrator even though paid by it.


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               9. DURATION AND TERMINATION. This Agreement shall become
effective upon its execution as of the date first written above and, unless sooner terminated as provided herein, shall continue until March 31, 1995. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Company's Board of Directors who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Company's Board of Directors or by vote of a "majority of the outstanding voting securities" of the Company; PROVIDED, however, that this Agreement may be terminated by the Company at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors or a vote of a "majority of the outstanding voting securities" of the Company, on 60-days' written notice to the Administrator, or by the Administrator at any time, without the payment of any penalty, on 60-days' written notice to the Company. This Agreement will automatically and immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.)


               10. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.


               11. NOTICES. Notices of any kind to be given to the Company hereunder by the Administrator shall be in writing and shall be duly given if mailed or delivered to the Company c/o Jerry V. Woodham, President, Washington University, 1130 Hampton Avenue, St. Louis, Missouri 63139, with a copy to Philadelphia National Bank Building, 1345 Chestnut Street, Philadelphia Pennsylvania 19107-3496, Attention: W. Bruce McConnel, III, Secretary, or at such other address or to such individual as shall be so specified by the Company to the Administrator. Notices of any kind to be given to the Administrator hereunder by the Company shall be in writing and shall be duly given if mailed or delivered to 1900 E. Dublin-Granville Road, Columbus, Ohio 43229, Attention:
Walter B. Grimm, or at such other address or to such other individual as shall be so specified by an Administrator to the Company.

               12. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their

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construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.


               13. COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.


               IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                                           THE ARCH FUND, INC.
(SEAL)


                                           By:/s/ Jerry V. Woodham
                                              -----------------------
                                               Jerry V. Woodham, President

                                           THE WINSBURY SERVICE CORPORATION


                                           By:/S/ signature illegible
                                              --------------------------



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



                                   APPENDIX A
                                     to the
                            ADMINISTRATION AGREEMENT

                                     between

                               The ARCH Fund, Inc.

                                       and

                        The Winsbury Service Corporation



Money Market Portfolio (Trust Shares, Investor Shares and Institutional Shares)

Treasury Money Market Portfolio (Trust Shares, Investor Shares and Institutional Shares)

Growth & Income Equity Portfolio (Trust Shares, Investor Shares and Institutional Shares)

Emerging Growth Portfolio (Trust Shares, Investor Shares and Institutional
Shares)

Government & Corporate Bond Portfolio (Trust Shares, Investor Shares and Institutional Shares)

U.S. Government Securities Portfolio (Trust Shares, Investor Shares and Institutional Shares)

Balanced Portfolio (Trust Shares, Investor Shares and Institutional Shares)



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



                                   APPENDIX B
                                     to the
                            ADMINISTRATION AGREEMENT

                                     between

                               The ARCH Fund, Inc.

                                       and

                        The Winsbury Service Corporation



               1. GENERAL SERVICES AS THE COMPANY'S ACCOUNTANT. Winsbury will keep and maintain the following books and records of each Portfolio of the Company pursuant to Rule 31a-1 under the 1940 Act (the "Rule") :

                  (a) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                  (b) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b) (2)(i) of the Rule;

                  (c)      Separate ledger accounts required by subsection
                           (b)(2)(ii) and (iii) of the Rule; and

                  (d) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

                  2. DAILY ACCOUNTING SERVICES. In addition to the maintenance of the books and records specified above, Winsbury shall perform the following accounting services daily for each Portfolio:

                  (a)      Calculate the net asset value per Share;

                  (b) Calculate, for each money market Portfolio, the amount of the deviation (if any) of the current market-based net asset value per share and the amortized cost price per share;

                  (c) Calculate the dividend and capital gain distribution, if any:

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





                  (d)      Calculate the yield;

                  (e) Reconcile cash movements with the Company's custodian;

                  (f) Affirm to the Company's custodian all portfolio trades and cash movements;

                  (g) Verify and reconcile with the Company's custodian all daily trade activity;

                  (h) Calculate fees due under the Administrative Services Plans for shareholder support services.

                  (i)      Provide the following reports:

                                  (i)       A current security position report;

                                 (ii) A summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order); and

                                (iii)       A current cash position report
                                            (including cash available from
                                            portfolio sales and maturities and
                                            sales of a Portfolio's Shares less
                                            cash needed for redemptions and
                                            settlement of portfolio purchases);

                  (j) Such other similar services with respect to a Portfolio as may be reasonably requested by the Company.

                  3. OTHER ACCOUNTING SERVICES. Winsbury shall perform the following accounting services for each Portfolio:

                  (a) Obtain at least daily for variable net asset value Portfolios, and daily (or some other period no less frequently than weekly upon the mutual agreement of the Company and Winsbury) for money market portfolios, actual dealer quotations, prices from a pricing service, or matrix prices on all portfolio securities (including those with less than 60 days to maturity) in order to mark the entire portfolio to the market; and

                  (b) Prepare an interim balance sheet, statement of income and expense, and statement of changes in net assets for the Company's Portfolios as of each month-end.



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